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                                                                   Exhibit 4.4

                          AMENDMENT TO RIGHTS AGREEMENT

     1. GENERAL BACKGROUND. In accordance with the Rights Agreement between First Chicago Trust Company (the "Rights Agent") and Solutia Inc. (formerly Queeny Chemical Company, the "Company"), dated as of August 6, 1997, the Company desires to amend Section 21 of the Agreement.

     2. EFFECTIVENESS. This Amendment (the "Amendment") shall be effective as of November 1, 2001, and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

     3. AMENDMENT. Section 21 of the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

           Change of Rights Agent. The Rights Agent or any successor Rights
           ----------------------
           Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any


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           further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 1st day of November, 2001.


     Solutia Inc.                               First Chicago Trust Company
                                                of New York


     /s/ Karl R. Barnickol                      /s/ Peter Sablich
     -----------------------------              -----------------------------
     By:    Karl R. Barnickol                   By:    Peter Sablich
     Title: Secretary                           Title: Managing Director


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                                   CERTIFICATE

I, Karen L. Knopf, Assistant Secretary of Solutia Inc., a Delaware corporation (the Company), hereby certify that:

         1. First Chicago Trust Company of New York has resigned as Rights Agent under the Rights Agreement between First Chicago Trust Company of New York (the "Rights Agent") and the Company (formerly Queeny Chemical Company), dated as of August 6, 1997, as amended by the Amendment to Rights Agreement dated as of November 1, 2001 (the "Amended Agreement"); and

         2. Pursuant to Section 21 of the Amended Agreement, the Company has appointed EquiServe Trust Company, N.A. as successor Rights Agent effective as of December 17, 2001.

IN WITNESS WHEREOF, I have hereunto set my hand in my official capacity and affixed the corporate seal of the Company as of this 19th day of December, 2001.


                                             /s/ Karen L. Knopf
                                             ----------------------------
                                             Karen L. Knopf
                                             Assistant Secretary


SEAL